CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Second Quarter 2012 and Mid-Year Operating Results, Raises
2012 Guidance by $0.09 Per Share or 8.5%, and Initiates 2013 Preliminary Guidance

New York, New York, July 31, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced its operating results for the three and six months ended June 30, 2012, raised its 2012 guidance by 8.5% or $.09 per share, and initiated 2013 guidance. Operating highlights for the quarter are provided below.

“Since our initial public offering, we have continually and consistently demonstrated our ability to grow earnings through accretive acquisitions,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP.  “Moreover, our core earnings have increased significantly by successfully deploying the proceeds from two recently completed follow-on offerings of common stock, the issuance of convertible preferred stock and operating partnership units, and prudent use of our cost effective credit facility.  The $65 million of transactions during the second quarter at an average capitalization rate of 9.6%, have allowed us to further diversify our property portfolio, adding 3 new tenants and 8 new states.”

Brian S. Block, Executive Vice President and Chief Financial Officer, added, “We are especially pleased to be able to raise our earnings guidance for calendar year 2012 by 8.5%, clarifying fiscal year 2012 guidance for AFFO of $1.13 to $1.16 per share, or $0.09 per share based on the mid-points of the respective ranges.  Furthermore, we are initiating preliminary guidance for 2013, at AFFO levels of $1.25 to $1.28 per share (computed using basic shares outstanding), thereby targeting AFFO growth of over 10% for 2013.  Our confidence level is bolstered by the fact that the current portfolio of properties has virtually no lease expirations until 2015. In addition, our acquisition team has constructed a robust pipeline of future transactions and remains focused on continuing to grow core earnings while further diversifying our portfolio of free standing, single tenant properties net leased on a medium-term basis to predominantly investment grade tenants.”

Second Quarter 2012 Operating Highlights (three months ended June 30, 2012)

The Company commenced operations in September 2011 in conjunction with the closing of its IPO. Prior to that date, ARCP did not hold any real estate properties, have any sources of income or any expenses, and the only activity of the Company was limited to organizational activities.

•	Revenues: $3.3 million.
•	Funds from operations: $(308,000) which includes one-time net acquisition and transaction related expenses of $2.0 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $1.7 million, or $0.22 per share (computed using weighted-average basic shares outstanding).
•	Adjusted funds from operations: $1.9 million or $0.25 per share (computed using weighted-average basic shares outstanding).
•	Total dividends paid to stockholders: $1.7 million, or $0.88 per share on an annualized basis.

Mid-Year 2012 Operating Highlights (six months ended June 30, 2012)

•	Revenues: $6.3 million.
•	Funds from operations: $841,000 which includes one-time net acquisition and transaction related expenses of $2.4 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $3.2 million, or $0.43 per share (weighted-average basic).
•	Adjusted funds from operations: $3.5 million, or $0.47 per share (weighted-average basic).
•	Total dividends paid to stockholders: $3.2 million, or $0.88 per share on an annualized basis.

Property Portfolio Highlights As of June 30, 2012

•	Operating portfolio occupancy: 100%.
•	Investment grade tenancy: increased to 99% based on average rental income (includes a property leased to Home Depot USA, Inc., which is an unrated wholly owned subsidiary of The Home Depot, Inc. We have attributed the rating of the parent company to its wholly owned subsidiary for purposes of this discussion.), an increase from 92% as of March 31, 2012.
•	Acquisitions: completed 30 property acquisitions for a base purchase price of $73.2 million, comprised of over 900,000 square feet, at an average capitalization rate (annualized rental income on a straight-line basis, or annualized net operating income, divided by base purchase price) of 9.5%. Increased credit diversification by adding 4 new tenants.

Capital Markets Activities

•	Completed follow-on common stock offering: raised net proceeds of $30.0 million in connection with the issuance of 3.25 million shares of common stock on June 18, 2012. An additional 487,500 shares of common stock were issued on July 9, 2012, pursuant to the underwriters’ exercise of the over-allotment option resulting in additional net proceeds of approximately $4.6 million.
•	Issued shares of preferred convertible stock: Issued approximately 545,000 shares of Series A convertible preferred stock to an unaffiliated third-party investor resulting in net proceeds of $5.8 million. Such shares of preferred stock have a liquidation preference of $11.00 per share and a dividend yield of 7.0%. In July 2012, an affiliate of this third-party investor purchased $3.0 million of Series B convertible preferred stock under generally comparable terms.
•	Issued operating partnership units: Issued approximately 576,000 units of American Realty Capital Operating Partnership, LP, the Company’s operating partnership, in connection with the acquisition of certain real estate investments during the second quarter of 2012.

Financial Results

Funds from operations and Adjusted funds from operations

Funds from operations (“FFO”) for the three months ended June 30, 2012, totaled $(308,000), or $(0.04) per share. FFO for this period includes one-time net acquisition and transaction related expenses of $2.0 million. Excluding such one-time costs, core FFO is $1.7 million, or $0.22 per share (basic).

Adjusted funds from operations (“AFFO”) for the three months ended June 30, 2012, totaled $1.9 million, or $0.25 per share (basic).

For the six months ended June 30, 2012, FFO totaled $841,000, or $0.11 per share. FFO for this period includes one-time net acquisition and transaction related expenses of $2.4 million. Excluding such one-time costs, core FFO is $3.2 million, or $0.43 per share (basic).

AFFO for the six months ended June 30, 2012 totaled $3.5 million, or $0.47 per share (basic).

Fiscal 2012 and 2013 earnings guidance

In May 2012, ARCP provided annualized 2012 AFFO guidance in the range of $1.04 to $1.07 per share based on basic shares outstanding. The estimate assumed:

(i)	the anticipated operating performance of the then current portfolio on an annualized basis;
(ii)	the anticipated operating performance of announced acquisitions that were under contract on a stabilized annual basis; and
(iii)	the impact of issuing convertible preferred stock and operating partnership units in May 2012.

ARCP has clarified and revised upward its guidance to provide data for the calendar year ending December 31, 2012 and is initiating guidance for 2013. The Company is projecting full year 2012 FFO, Core FFO and AFFO to be as follows (computed using basic shares outstanding):

•	FFO – between $0.70 to $0.73 per share
•	Core FFO (FFO excluding one-time net acquisition and transaction related expenses) – between $1.01 to $1.04 per share
•	AFFO – between $1.13 to $1.16 per share

The above estimates include the previously disclosed acquisitions under contract as well as $25.0 million of anticipated acquisitions in various stages of due diligence anticipated to close in the third quarter of 2012. In addition, such estimates recognize no lease expirations occurring within 2012.

The Company is also initiating preliminary 2013 FFO, Core FFO and AFFO guidance which, is projected as follows (computed using basic shares outstanding):

•	FFO – between $0.83 to $0.86 per share computed using basic shares outstanding
•	Core FFO (FFO excluding one-time net acquisition and transaction related expenses) – between $1.12 to $1.15 per share computed using basic shares outstanding
•	AFFO – between $1.25 to $1.28 per share computed using basic shares outstanding

This 2013 guidance assumes $200 million of acquisitions during the year. Such guidance recognizes no lease expirations occurring within 2013.

Dividend Increases

On February 27, 2012, the Company’s board of directors authorized and the Company declared an annual dividend rate of $0.880 per share, an increase from the previous annual dividend rate of $0.875 per share. Accordingly, on March 15, 2012, the Company paid a monthly distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012.

On March 16, 2012, the Company’s board of directors authorized and the Company declared an increase to the Company’s annual dividend rate. The Company increased its annual dividend from $0.880 to $0.885 per share. Accordingly, on June 15, 2012, the Company paid a monthly distribution of $0.07375 per share to stockholders of record at the close of business on the June 8, 2012.

On June 27, 2012, the Company's board of directors authorized and the Company declared an increase to the Company's annual dividend rate. The Company increased its annual dividend from $0.885 to $0.890 per share. The new annual dividend rate will be payable monthly commencing September 15, 2012, to stockholders of record on September 8, 2012.

Operating Property Portfolio

As of June 30, 2012, the Company owned 118 freestanding, single-tenant, 100% occupied net leased properties comprised of 1.9 million square feet (excluding two vacant properties classified as held-for-sale as of quarter end, one of which was sold in July 2012). These properties are located in 21 states and include 10 corporate tenants, operating in 8 distinct industries. The weighted average remaining primary lease term of the portfolio is 7.2 years and 99% of annualized rental income is from tenants with investment grade ratings as determined by a major credit rating agency (includes a property leased to Home Depot USA, Inc., which is an unrated wholly owned subsidiary of The Home Depot, Inc. We have attributed the rating of the parent company to its wholly owned subsidiary for purposes of this discussion.).

During the six months ended June 30, 2012, ARCP acquired 30 properties, all 100% occupied, for an aggregate base purchase price of $73.2 million at an average capitalization rate of 9.5%, comprised of approximately 938,000 square feet. These acquisitions further diversify the tenant mix by adding four additional credits to the portfolio located in 10 states previously not represented in the portfolio.

On July 11, 2012, the Company acquired a Mrs. Baird’s distribution facility located in Dallas, TX for a purchase price of $6.2 million at an average capitalization rate of 10.3%. This property contains approximately 20,000 square feet and has approximately 5.6 years remaining on the primary lease term as of the acquisition date. The tenant carries an investment grade credit rating as determined by a major credit rating agency.

On June 21, 2012, the Company announced it entered into a purchase and sale agreement to acquire the Reckitt Benckiser – French’s Mustard office building located in Chester, NJ. The contract purchase price for this 32,000 square foot property 100% leased to Reckitt Benckiser Plc. (LSE: RB) is approximately $10.0 million. The acquisition is expected to close in the third quarter of 2012. The tenant carries an investment grade credit rating as determined by a major credit rating agency.

Investment grade tenancy increased

On April 30, 2012, the corporate credit rating of tenant Dollar General Corp. was upgraded by a major national credit rating agency from “BB+” to investment grade “BBB-” with a “stable” outlook. As a result of this upgrade and recent acquisitions, ARCP’s investment grade tenancy increased to 99% based on average annual rental income (includes a property leased to Home Depot USA, Inc., which is an unrated wholly owned subsidiary of The Home Depot, Inc. We have attributed the rating of the parent company to its wholly owned subsidiary for purposes of this discussion.). The Company owns 36 properties leased to Dollar General Corp. as of the most recently completed quarter end.

Second Quarter 2012 Conference Call Details

ARCP will be hosting its second quarter 2012 conference call and webcast on Wednesday, August 1, 2012 at 12:30p.m. ET. Nicholas S. Schorsch, Chairman and Chief Executive Officer, and Brian S. Block, EVP and Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details
Domestic Dial-In Number: 1-877-317-6789

International Dial-In Number: 1-412-317-6789
Canada Dial-In: 1-866-605-3852
Webcast: www.americanrealtycapitalproperties.com/q2earningscall

Replay Conference Call Details
Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Conference ID: 10016082
Dates Available: August 1, 2012 (one hour after the end of the conference call) to September 4, 2012 at 9:00 AM ET

Supplemental Information

Supplemental information on the Company’s second quarter 2012 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on Tuesday, July 31, 2012. The supplemental information report is titled Quarterly Supplemental Information: Second Quarter 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; and 4) Portfolio Details.

Funds from Operations and Adjusted Funds From Operations

ARCP considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP’s latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$25,831	$18,489
Buildings, fixtures and improvements	163,897	107,340
Acquired intangible lease assets	20,295	11,044
Total real estate investments, at cost	210,023	136,873
Less: accumulated depreciation and amortization	(18,092)	(14,841)
Total real estate investments, net	191,931	122,032
Cash and cash equivalents	2,107	3,148
Prepaid expenses and other assets	2,501	1,798
Deferred costs, net	3,215	2,785
Assets held for sale	1,412	1,818
Total assets	$201,166	$131,581

LIABILITIES AND EQUITY
Mortgage notes payable	$30,260	$30,260
Senior secured revolving credit facility	74,893	42,407
Accounts payable and accrued expenses	1,656	858
Deferred rent	695	724
Total liabilities	107,504	74,249

Series A Convertible Preferred Stock, $0.01 par value, 545,454 and 0 shares (liquidation preference $11.00 per share) authorized, issued and outstanding at June 30, 2012 and December 31, 2011, respectively	5	—
Common stock, $0.01 par value, 240,000,000 shares authorized, 10,676,117 and 7,323,434 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	107	73
Additional paid-in capital	93,703	57,582
Accumulated other comprehensive loss	(13)	—
Accumulated deficit	(9,915)	(4,025)
Total stockholders’ equity	83,887	53,630
Non-controlling interests	9,775	3,702
Total equity	93,662	57,332
Total liabilities and equity	$201,166	$131,581

AMERICAN REALTY CAPITAL PROPERTIES, INC.

  CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental income	$3,304	$—	$6,206	$—
Operating expense reimbursements	44	—	86	—
Total revenues	3,348	—	6,292	—

Operating expenses:
Acquisition and transaction related	2,136	—	2,478	—
Property operating	121	—	240	—
General and administrative	495	—	913	16
Depreciation and amortization	1,755	—	3,274	—
Total operating expenses	4,507	—	6,905	16
Operating loss	(1,159)	—	(613)	(16)
Other expenses:
Interest expense	(883)	—	(1,737)	—
Loss from continuing operations	(2,042)	—	(2,350)	(16)
Net loss from continuing operations attributable to non-controlling interests	79	—	79	—
Net loss from continuing operations attributable to stockholders	(1,963)	—	(2,271)	(16)

Discontinued operations:
Loss from operations of held for sale properties	(2)	—	(15)	—
Loss on held for sale properties	(82)	—	(405)	—
Loss from discontinued operations	(84)	—	(420)	—
Loss from discontinued operations attributable to non-controlling interests	7	—	21	—
Loss from discontinued operations attributable to stockholders	(77)	—	(399)	—

Net loss	(2,126)	—	(2,770)	(16)
Net loss attributable to non-controlling interests	86	—	100	—
Net loss attributable to stockholders	$(2,040)	$—	$(2,670)	$(16)

Other comprehensive loss:
Designated derivatives, fair value adjustment	(13)	—	(13)	—
Comprehensive loss	$(2,053)	$—	$(2,683)	$(16)

Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(0.27)	$—	$(0.32)	NM
Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$—	$(0.37)	NM

___________________________

NM — Not Meaningful

Funds From Operations

The below table reflects the items deducted or added to net loss in the calculation of FFO and AFFO for the three and six months ended June 30, 2012:

Reconciliation from Net Loss, FFO per Share, AFFO and AFFO per Share

(In thousands, except for Share and Per Share data)

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(2,040)	$(2,670)
Plus: Impairment on held for sale properties, net of the portion attributable to noncontrolling interest holders	82	405
Plus: Depreciation and amortization, net of the portion attributable to noncontrolling interest holders	1,650	3,106
FFO attributable to common stockholders	(308)	841
Plus: Acquisition and transaction related expenses, net of the portion attributable to noncontrolling interest holders	2,025	2,353
Amortization of deferred financing costs	154	294
Straight-line rent	(166)	(337)
Plus: Non-cash equity compensation expense	183	320
AFFO attributable to common stockholders	$1,888	$3,471
Weighted average shares outstanding	7,653,170	7,414,052
Weighted average shares outstanding – diluted (1)	8,367,463	7,930,698
FFO per share	$(0.04)	$0.11
FFO per share – diluted (1)	$(0.04)	$0.11
AFFO per share	$0.25	$0.47
AFFO per share – diluted (1)	$0.23	$0.44

________________________

(1)	Includes the effect of restricted shares of common stock of 237,233 shares and, 886,376 units of limited partner interests in the Company’s operating partnership and 545,454 convertible preferred shares which are both convertible to common stock as if they were outstanding shares of common stock from the time they were issued unless the effect of the convertible securities was anti-dilutive.

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